Exhibit 3.4

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(COMPOSITE COPY)

OF

EPL OIL & GAS, INC.

EPL Oil & Gas, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 1998, and was restated by that certain Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on November 16, 1999 (as restated, the “Certificate of Incorporation”).

2.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 303 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), was approved by an order of the United States Bankruptcy Court of the Southern District of Texas in In re Energy Partners, Ltd., et al., Case No. 09-32957, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended.

3.

This Amended and Restated Certificate of Incorporation was amended on August 16, 2012, effective as of September 1, 2012, pursuant to a Certificate of Ownership and Merger merging EPL Oil & Gas, Inc. with and into Energy Partners, Ltd. pursuant to the provisions of Section 253 of the Delaware General Corporation Law.

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4.	The text of this Amended and Restated Certificate of Incorporation of the Corporation, as amended, hereby reads in its entirety as follows:

ARTICLE I

The name of the Corporation is: EPL Oil & Gas, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent is The Corporation Trust Company.

ARTICLE III

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation law. The Corporation shall have all power necessary or helpful to engage in such acts or activities.

ARTICLE IV

Section 4.1 Authorized Capital Stock.

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The Corporation shall be authorized to issue a total of 76,000,000 shares of capital stock divided into classes as follows:

(a) Seventy-five million (75,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and

(b) One million (1,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Notwithstanding the provisions of Section 4.2 below, to the extent required by 11 U.S.C. §1123(a)(6), the Corporation shall be prohibited from issuing any shares of nonvoting equity securities (within the meaning of such statute).

Section 4.2 Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation (the “Board”), each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board;

(b) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

(c) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

(d) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

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(e) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(f) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

(g) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(h) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

Section 4.3 Common Stock.

(a) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of Section 4.2 of this article), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with the provisions of Section 4.2 of this article), and subject further to any other conditions that may be fixed in accordance with the provisions of Section 4.2 of this article, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

(b) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of Section 4.2 of this article), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with the provisions of Section 4.2 of this article), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

(d) The authorized number of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of capital stock of the Corporation having voting rights, voting together as a single class.

Section 4.4 Preemptive or Preferential Rights.

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Except for any rights and obligations of the holders of any series of Preferred Stock designated pursuant to the provisions of Section 4.2 of this article or as otherwise set forth in any stockholders’ agreement to which the Corporation and one or more holders of Common Stock are parties,

(a) No stockholder of the Corporation shall by reason of his holding shares of any class or series of stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bond or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and

(b) The Board may issue or authorize the issuance of shares of any class or series of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any class.

Section 4.5 Cumulative Voting.

Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is not permitted.

ARTICLE V

Elections of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE VI

The Corporation shall be managed by or under the direction of the Board of Directors, which shall exercise all powers conferred under the laws of Delaware.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt the Bylaws of the Corporation and to amend or repeal any provision thereof, except a provision adopted by the stockholders and declared as part of such adoption to be amendable or repealable only by the stockholders, subject to the Board of Director voting requirements set forth in the Bylaws of the Corporation.

ARTICLE VIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction, or interest that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of:

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(a) any director of the Corporation who is not an employee of the Corporation or any of its                         subsidiaries (an “Outside Director”), or

(b) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Outside Director or Covered Person expressly and solely in such Outside Director’s or Covered Person’s capacity as a director of the Corporation.

ARTICLE IX

Section 9.1 Limitation on Director Liability.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission on the part of such director occurring prior to such amendment or repeal.

Section 9.2 Private Property; Corporate Debt.

The private property, whether real or personal, of directors and officers of the Corporation shall not subject to the payment of debts of the Corporation to any extent whatsoever.

Section 9.3 Indemnification.

The Corporation shall indemnify its directors, officers, employees and agents (each, an “Indemnitee”) to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. An Indemnitee may have certain rights to indemnification, advancement of expenses or insurance provided by one or more third parties and certain of their affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees:

(a) that it is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee is secondary);

(b) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (or any other agreement between the Corporation and the Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors;

(c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof; and

(d) that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation shall affect the foregoing clauses (a) through (c) and the Fund Indemnitors shall have a right of

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contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation.

ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, consistent with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.

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